UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2015

Summit Materials, Inc.

Summit Materials, LLC

(Exact Name of Registrants as Specified in their Charters)

Delaware Delaware	001-36873 333-187556	47-1984212 24-4138486
(State or Other Jurisdiction of Incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

1550 Wynkoop Street, 3rd Floor, Denver, Colorado 80202

(Address of Principal Executive Offices) (Zip Code)

(303) 893-0012

(Registrants’ Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On August 11, 2015, Summit Materials, Inc. (the “Company”) completed its previously announced underwritten offering (the “Offering”) of an aggregate of 22,425,000 shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”) for cash consideration of $24.784375 per share (net of underwriting discounts) to a syndicate of underwriters led by Citigroup Global Markets Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., RBC Capital Markets, LLC and Barclays Capital Inc. as joint book-running managers for the offering. The shares of Class A Common Stock sold include 2,925,000 shares issued and sold pursuant to the underwriters’ exercise in full of their option to purchase additional shares. Blackstone Advisory Partners L.P., BB&T Capital Markets, a division of BB&T Securities, LLC, CRT Capital Group LLC, Stephens Inc., Stifel, Nicolaus & Company, Incorporated and D.A. Davidson & Co. acted as co-managers.

The Company used all of the proceeds from the Offering to (a) make a contribution to Summit Materials Holdings L.P., a direct subsidiary of the Company (“Summit Holdings”), in exchange for 3,750,000 newly-issued limited partnership units (“LP Units”) of Summit Holdings and (b) purchase 18,675,000 outstanding LP Units from certain of the Company’s pre-IPO owners, including affiliates of The Blackstone Group L.P., Silverhawk Capital Partners, LLC and certain of the Company’s directors and officers. The Company intends to cause Summit Holdings to use a portion of the proceeds to pay the deferred purchase price of $80.0 million for the Company’s recent acquisition of a cement plant in Davenport, Iowa and seven cement distribution terminals situated along the Mississippi River.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT MATERIALS, INC. SUMMIT MATERIALS, LLC

By:	/s/ Anne Lee Benedict
	Name:	Anne Lee Benedict
	Title:	Chief Legal Officer

Date: August 11, 2015